UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2007

ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-5672 (Commission File Number)	13-5158950 (IRS Employer Identification No.)

4 West Red Oak Lane White Plains, New York (Address of principal executive offices)	10604 (Zip Code)
(914) 641-2000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2007, the Compensation and Personnel Committee of the Company’s Board of Director approved amendments to the ITT Excess Pension Plan IA and the ITT Excess Pension Plan IB (the “Excess Pension Plans IA and IB”), the ITT Excess Pension Plan II (the “Excess Pension Plan II”), the ITT Excess Savings Plan (the “Excess Savings Plan”), the ITT Deferred Compensation Plan (the “Deferred Compensation Plan”) and the severance plans and policies of the Company and its subsidiaries and other affiliates. The amendments to the Excess Pension Plans IA and IB, the Excess Pension Plan II, the Excess Savings Plan and the Deferred Compensation Plan become effective on January 1, 2008. The amendments to the severance plans and policies of the Company and its subsidiaries and other affiliates become effective January 1, 2008 or on such later date as may be determined by the Company’s Senior Vice President, Director Human Resources.
The Excess Pension Plans IA and IB. The amendments to the Excess Pension Plans IA and IB stop additional participation in the plans after December 31, 2007, and make certain changes to the plan’s payment and payment election provisions to comply with, and take advantage of transition relief under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amendments relating to Section 409A of the Code require a lump sum form of payment for certain benefits under the plans, preclude participants from electing to receive certain of their benefits in a lump sum or to change prior lump sum elections after June 30, 2008, allow participants to make one-time changes to the time and form of payment of certain of their benefits in 2008 pursuant to transition relief under Section 409A guidance and require a six month delay in the payment of benefits under the plans following separation from service for reasons other than death or disability. Any such delayed payments will (i) be made in the seventh month following the participant’s separation from service, (ii) include a retroactive payment of any monthly annuity payments due for the first six months following such separation of service, and (iii) be increased by interest to reflect the delay in payments.
The Excess Pension Plan II. The amendments to the Excess Pension Plan II provide that the plan will be split into two plans, (i) one plan covering benefits that would be payable on a participant’s behalf under the Company’s qualified pension plan but for the limitations on benefits imposed by Sections 415 and 401(a)(17) of the Code and (ii) one plan covering all remaining Excess Plan II benefits not attributable to the excess benefits covered under the Excess Pension Plan IIA.
The Excess Savings Plan. The amendments to the Excess Savings Plan eliminated instalments as a form of payment and provided that, with respect to a participant who is considered a “key employee” as determined by the Compensation and Personnel Committee of the Company’s Board of Directors in accordance with Section 409A, the distribution of such participant’s entire account due to his or her separation from service for reasons other than death or disability will be paid in the seventh month following his or her separation from service.
The Deferred Compensation Plan. The amendments to the Deferred Compensation Plan provide that (i) with respect to a participant who is considered a “key employee” as determined by the Compensation and Personnel Committee of the Company’s Board of Directors in accordance with Section 409A, the distribution of the portion of such participant’s account subject to Code Section 409A due to the participant’s separation from service for reasons other than death or disability will be paid in the seventh month following his or her separation from service and (ii) participants must be employed by the Company or one of its subsidiaries or affiliated companies on the first day of the calendar year in order to make a deferral election under the provisions of the plan with respect to any portion of his or her bonus earned in that calendar year.
The Severance Plans and Policies. The severance plans and policies of the Company and its subsidiaries and other affiliates were amended to eliminate the option of receiving all severance payments in a single lump sum with respect to employees who are notified of their involuntary termination after December 31, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
Date: December 19, 2007	By:	/s/ Kathleen S. Stolar
Kathleen S. Stolar
		Its:	Vice President, Secretary and Associate General Counsel